Exhibit 23.2

Independent Auditor’s Consent

The Board of Directors
CT Communications, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2004, relating to the audited consolidated balance sheets of Palmetto MobileNet, L.P. as of December 31, 2003 and 2002 and the related consolidated statements of income and partners’ equity, and cash flows for each of the three years ended December 31, 2003, 2002 and 2001, which report is included in the December 31, 2003 Annual Report on Form 10-K of CT Communications, Inc.

/s/ Bauknight Pietras & Stormer, P.A.

Columbia, South Carolina
October 18, 2004